                                                                    EXHIBIT 10.9


                                  LICENSE AGREEMENT


    THIS AGREEMENT, (the "License Agreement") is entered into effective December 26, 1995 (the "Effective Date") between AMIGA Technologies GmbH, a German company, having offices at Berliner Ring 89, 64625 Bensheim, Germany ("AMIGA" or "Licensor"), and Visual Information Service Corp., an Illinois (U.S.A.) corporation, located at 2728 Hampden Court, Chicago, Illinois, U.S.A. 60614 ("VISCORP" or "Licensee")

    WHEREAS, ESCOM owns and has, or may have, rights in various patents issued, and applications for patents pending, proprietary rights, proprietary marks, copyrights, trademarks, trade secrets, know-how, ideas utility models, petty patents, inventor's certificates, design patents, processes, methods and devices in various countries of the world as to which VISCORP desires to acquire licenses as hereinafter provided;

    WHEREAS, AMIGA is authorized by ESCOM to license certain technology related to the Amiga operating system and certain compatible parts;

    WHEREAS, Licensee desires to obtain a non-exclusive, non-transferable license to the technology related to the Amiga operating system and the compatible parts and Licensor is willing to grant a license to Licensee upon the following terms and conditions;

    WHEREAS, Licensee desires to exercise the license by making electronic systems using the compatible parts;

    NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, it is agreed as follows:

1.  Definitions

    For the purpose of this License Agreement, the following terms shall have the following meanings:

    1.1  Licensee means VISCORP

    1.2  Licensor means AMIGA

    1.3 Proprietary Parts refers to parts which embody elements of the Licensed Technology over which Licensor has exclusive rights and are currently available only from AMIGA, ESCOM or a manufacturer who manufactures the parts under an agreement, with AMIGA or ESCOM.

    1.4 Licensed Products refers to products which are made by, or for, Licensee or used, sold, Distributed, imported, or offered for sale by Licensee where the products are used as, or as part of, interactive television devices (defined as electronic devices that uses a display monitor for TV-signals and a communications-medium to allow a user to respond to the displayed signal) which contain one or more Proprietary Parts; EXCLUDING devices that are commonly known to


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day as home computers on personal computers which use computer monitors, hard drives, floppy drives and keyboards, fully or share developed by AMIGA.

    1.5 Distributing, Distribute and Distributed refer to the act of disposing of a Licensed Product for direct compensation or otherwise, whether by sale, lease, or transfer in exchange for indirect benefits. If the Licensed Product is Distributed across a governmental boundary, then the act of Distributing includes any necessary acts of exporting and importing.

    1.6 Licensed Acts refers to any act of making, having made, having assembled, using, Distributing, importing, exporting, or offering for sale a Licensed Product, practicing any process or method involved in the manufacture or use of Licensed Products, and making, having made or using any proprietary manufacturing apparatus and to practice any process or method in the manufacture or use of Licensed Products.

    1.7 Licensed Technology refers to the intellectual proprietorship of the technology embodied in current versions of the Amiga operating system and the Proprietary Parts. "Licensed Technology" includes microcomputer programs, subroutines or instruction sequences, address maps and memory layouts, operating systems, disc operating systems, utilities, programmer aides, programming languages, compilers, assemblers, emulators, support programs, games and applications software, whether originally designed and developed for the Amiga operating system or converted from other languages or versions, and including all updates and variations, and all documentation, user's manuals and other literature and publication for or relating to the foregoing, for use in or with the Licensed Products, and all developments, enhancements, and improvements thereto which Licensor has the right to license to Licensee.

    1.8 Licensed Rights includes any and all rights, interest and claims for the worldwide intellectual proprietorship (including, but not limited to, U.S. and foreign patents and patens pending, proprietary rights, proprietary marks, copyrights, trademarks, trade secrets, know-how, ideas, utility models, petty patents, inventor's certificates, design patents, processes, methods and devices) of the Licensed Technology and includes the right of the Licensee to perform any of the Licensed Acts and includes the right to develop derivative works and derivative designs based on the Licensed Technology.

    1.9 An Affiliate of a party refers to a person, corporation, company or other legal entity which controls, is controlled by, or is under common control of the party at any time during the period for which the determination of affiliation is being made but only for as long as said control continues. ,Control" means the power, whether of not normally exercised, to direct the management and affairs of another corporation or other legal entity, directly or indirectly, whether through the ownership of 15% or more of the voting stock or other equity interest or by contract.

    1.10 Original Term refers to the 3 year period beginning when the License Agreement is signed.

    1.11 Unit refers to one Licensed Product regardless of the number of Proprietary Parts used in the Licensed Product.

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2.  Grant of License

    2.1 Licensor hereby grants, under the Licensed Rights, to the full extent Licensor has the power to grant, for the term of this License Agreement, to Licensee a nonexclusive and non-transferable license to perform the Licensed Acts and to sublicense others to perform any Licensed Acts for Licensee.

         2.1.1 The grant of license in paragraph 2.1 is a world-wide grant, except in the People's Republic of China, Taiwan, Hong Kong, Macao and the Asian bordering countries between the Peoples Republic of China and the former Soviet Union. To the extent that Licensor is not currently able to grant license throughout the world but later is able to grant a license greater than the license initially granted under the License Agreement, Licensor agrees to automatically grant Licensee the greater license and agrees to promptly notify Licensee when such grant of a greater license has occurred.

         2.1.2 The greater license referred in paragraph 2.1.1 shall include a sublicense to others to perform any Licensed Act for Licensee, as set out in paragraph 2.1, as if the greater license was originally part of the license granted by paragraph 2.l.

    2.2 Licensor hereby grants, under the Licensed Rights, to the full extent Licensor has the power to grant, for the term of this License Agreement, to Licensee the right to sublicense the right to SELL or otherwise Distribute subassemblies made by, or for, Licensee under this License Agreement.

3.  Royalty Payments

    3.1 Licensee estimates that it will Distribute 1,000,000 Units of the Licensed Products within the Original Term. The 1,000,000 Unit figure is a non-binding good faith estimate, and Licensee's ability to achieve the estimate shall not be a condition precedent to Licensor's obligations under this License Agreement nor a term of default under this License Agreement.

    3.2 Licensee shall pay a minimum royalty the full amount of which minimum royalty will fall due within a term of twelve months following the day of the start of Distribution of the Licensed Product or upon termination of the Original Term of this Agreement or upon any earlier termination date, whatever of the above dates will be the earliest date. The minimum royalty is equivalent to the royalty on 50,000 units. This minimum royalty is not so much to be regarded as an incentive for the Licensee to exploit the license as is customary and exclusive license agreements but rather as an at least partly deferred payment of compensation for initial technology transfer. The minimum royalty will therefore fall due irrespective of what may happen to this Agreement after initial technology transfer from Licensor to Licensee has occurred. Payments made by Licensee in lieu of the minimum royalty are not refundable.

    3.3 Licensee shall pay a royalty (the "Royalty" or "Royalties") to Licensor for each Licensed Product Distributed by Licensee, pursuant to the following Royalty Schedule. For purposes of the Royalty Schedule, Licensee is only obligated to pay Licensor a Royalty once for

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a given Unit regardless of how many times the given Unit is Distributed, returned and Distributed again.

    3.4  Royalty Schedule

    Beginning on the Effective Date and extending for the term of this License Agreement, Licensee agrees to pay Licensor the following payments:

         A.   US$18.00 per Unit for the first 50,000 Units Distributed.

         B. US$14.00 per Unit for the next 200,000 Units Distributed (the 50,001st to 250,000th Units.)

         C. US$11.00 per Unit for the next 250,000 Units Distributed (the 250,001st to 500,000th Units) with a set-off credit of US$200,000 to be applied to royalties beginning with the 250,001st Unit. (This reflects a credit from US$18 to US$14 for each of the first 50,000 Units.)

         D. US$8.00 per Unit for the next 500,000 Units Distributed (the 500,001st to 1,000,000th Units) with a set-off credit of US$750,000 to be applied to royalties beginning with the 500,001st Unit. (This reflects a credit from US$14 to US$11 for each of the first 250,000 Units.)

         E. US$8.00 per Unit for all Units over 1,000,000 Units Distributed with a setoff credit of US$1,500,000 to be applied to royalties beginning with the 1,000,001st Unit. (This reflects a credit from US$11 to US$8 for each of the first 500,000 Units.)

    3.5 Licensee shall make an advance Royalty payment of US$450,000 as a credit towards royalties payable by Licensee for Distributing the first 25,000 Units as part of the execution of this License Agreement. This advanced royalty payment is conditioned on Licensor's performance of the technology transfer requirements set forth in this License Agreement and may be made by check. The advance royalty payment is to be regarded as part of the minimum royalty.

    3.6 Licensee shall furnish to AMIGA a written report for each calendar quarter, not later than 30 days following the close of the quarter, setting forth the quantity of Licensed Products Distributed during the quarter and the computation of the aggregate Royalties payable. Each report shall be accompanied by a payment due with respect to that quarter. For any undisputed payment hereunder which is delayed for more than thirty (30) days beyond the due date, AMIGA shall be entitled to receive interest on any unpaid balance hereunder at a rate of 12% per year or such lesser rate, if any, as may be required by law, until paid. The first report to AMIGA will be done by VISCORP not later than August 1, 1996.

    3.7 In the event Licensor enters into an Agreement with a third party granting a license comparable to the License granted in this License Agreement but containing commercial

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terms which are more favorable to the third party than the commercial terms contained in this License Agreement, Licensor shall notify Licensee of such more favorable commercial terms and Licensee shall have the right to elect and replace the commercial terms contained in this License Agreement with such more favorable commercial terms. This option granted to Licensee will not in any way effect Licensee's obligation to pay the advanced royalty payment (=US-$450,000) as calculated according to this Agreement.

    3.8 Paragraph 3.7 will also be applicable in the event that a third party performs an act which would require payment of a royalty under this License Agreement if the act were performed by Licensee and Licensor does not take legal action against such third party or reaches an agreement with such third party, be it as a result of a litigation or not - the terms of which are more favourable than the terms of this License Agreement.

    3.9 Licensee shall keep books and records in sufficient detail to permit ready and accurate determination of any Royalties payable to Licensor. Licensee agrees to permit its books or records to be examined at Licensor's expense at least once per quarter to the extent necessary to verify the accuracy of the reports provided to AMIGA pursuant to paragraph 3.6. The examination will be performed by a certified public accountant or accountancy firm appointed by Licensor, or by an auditor appointed by Licensor if the auditor is acceptable to Licensee. Licensor shall provide at least 7 business days prior notice of a request for an audit.

    3.10 All payments becoming due under this contract shall be made to:

         AMIGA Technologies GmbH
         Berliner Ring 89
         D-64625 Bensheim
         Germany
         Account No: 200 1600
         Bank: Commerzbank AG Mainz, Code: 550 400 22

    3.11 Licensor and its Affiliates shall bear all taxes imposed on them, with respect to payments made under this section 3 provided that, if so required by applicable law, Licensee shall withhold the amount of taxes levied by the Government of the United States or other state or local governmental bodies on payments to be made by Licensee to Licensor pursuant to this Agreement, and shall promptly make payment of the withheld amount to the appropriate taxing authority and transmit to AMIGA an official tax receipt to enable Licensor to support a claim for German tax credit, of other tax credit, based on the withheld taxes paid by Licensee.

4.  Technology Transfer

    4.1 In consideration of the terms of this License Agreement Licensor agrees to provide Licensee in a form acceptable to both parties all documentation pertaining to the Licensed Technology that is or may be required by Licensee for producing the licensed products. This obligation of Licensor does not generally include an obligation to surrender source codes.

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    4.2  In particular Licensor agrees to provide documentation for each version of the Proprietary Parts and the Amiga Operating System for versions before and including Version 3.1 except for the source codes associated therewith.

5.  Term and Termination

    5.1 This License Agreement shall continue in full force and effect for the Original Term and will be renewable for subsequent 3 year periods at Licensee's option, by written notice to Licensor at least 60 days prior to the termination of any such period.

    5.2 In addition to any other remedy which it may have at law or in equity,either party may immediately terminate this License Agreement if the other party (a) materially breaches or fails to perform any of its obligations hereunder and if such breach or failure is not capable of being cured, or if such breach or failure, though curable, is not cured within 60 days of sufficient notice thereof from the nonbreaching party. Sufficient notice is notice which identifies the material breach and specifically identifies the precise actions required to cure such breach.

    5.3 The following rights, duties, privileges and obligations shall survive termination of this License Agreement:

         A.   Obligation to pay Royalties as set forth hereinabove; and

         B. Obligations to keep confidential information information confidential as set forth herein.

         C.   Using Technology not as defined.

    5.4 The parties expressly understand and agree that repeated breaches cannot constitute a material breach in and of themselves and agree that repeated breaches provide separate opportunities for cure.

    5.5 After 4 years either party may give a 1 year notice on the anniversary of the agreement that this agreement may be terminated without any reason.

6.  Assignability

    6.1 Assignability by Licensor. This License Agreement may be assigned or transferred by Licensor without the prior consent of Licensee if assigned or transferred together with all of the rights and obligations of Licensor under this License Agreement. Any assignment by Licensor shall not affect Licensee's rights under this License Agreement.

    6.2 Assignability by Licensee. This License Agreement may not be assigned or transferred by Licensee except with the prior written consent of AMIGA unless the assignment is to an Affiliate of VISCORP. AMIGA's consent shall not be unreasonably withheld.

7.  Proprietary Rights Protection

    7.1 Licensor and Licensee acknowledge that by virtue of this License Agreement their employees and agents may gain access to information that is confidential and/or proprietary to the other party and that such material may or may not be marked or stamped "confidential", including without limitation, the product, the work, the process, the know-how, the show-how, the licensed software and other trade secrets related to the manufacturing of Licensed Products and the manufacturing of products compatible therewith ("Confidential Information"). Licensor and Licensee will use all reasonable efforts to maintain in confidence all Confidential Information, to avoid disclosing the Confidential Information to any third party, and to avoid using or permitting others to use the Confidential Information, commercially or otherwise, in any manner contrary to the purposes of this License Agreement or the best interests of the other party.

    7.2 Licensor and Licensee shall only disclose Confidential Information of the other to those of its employees who have a need to know the same in order to accomplish the purposes of this License Agreement. Prior to disclosing any Confidential Information, Licensor or Licensee shall inform such employees who are to have access to the Confidential Information, of the party's limitations, duties and obligations regarding the use, nondisclosure and copying of the Confidential Information shall obtain the written agreement of such employees to comply with those limitations, duties and obligations. Both Licensor and Licensee shall maintain a list of its employees who have access to the Confidential Information. Upon reasonable notice to the other party, the party disclosing Confidential Information may audit such records.

    7.3 Notwithstanding the above, Licensor and Licensee shall have no obligation with respect to any information which: (1) was already known to them at the time of receipt hereunder, (2) is or becomes public or rightfully received by them from a third party without similar restriction and without breach hereof; (3) is independently developed by them without benefit of any disclosure hereunder, or (4) is approved for release by written authorization of the disclosing party.

    7.4 The provisions of this License Agreement obligating the parties regarding Confidential Information shall survive the termination of this License Agreement.

    7.5 Upon proper termination of this License Agreement by either party, use of all License Technology, ESCOM AG's proprietary rights and proprietary marks by Licensee shall be discontinued and the licenses and rights granted hereunder shall expire and Licensee shall have no further rights or access to the Licensed Technology, ESCOM AG's proprietary information and proprietary marks, except as to Licensed Products for which a Royalty has already been paid or which have already been Distributed or shipped. Within 30 days after any such termination of this License Agreement, all materials pertaining to the Licensed Technology provided by the Licensor (except as has been incorporated into the Licensed Products) and all other materials containing any Confidential Information shall be returned to AMIGA, or destroyed on written instructions. If such termination is not a result of any breach of this License Agreement by Licensee, Licensee may continue to Distribute Licensed Products as have been manufactured prior to such termination provided Licensee pays the Royalty for each Unit Distributed or shipped on which a Royalty has not already been paid.

    7.6 Licensee shall not remove or otherwise obliterate any trademark, patent, copyright or other proprietary rights notices or markings included on or in any material supplied to Licensee.

8.  Representations and Warranties

    8.1 AMIGA, as condition precedent to the entering of this License Agreement, represents, warrants and covenants the following:

         A.   AMIGA has the right and power to enter into this License
              Agreement;

         B. Amiga represents that ESCOM AG purchased proprietary rights and proprietary marks from Commodore Electronics Limited, Bahamas, Commodore Amiga Inc., California, Commodore International Service Corporation, Delaware, Commodore Business Machines, Delaware, and Commodore Business Machines Limited, Canada as far as such proprietary rights and marks were offered for sale and available for purchase.

         C. AMIGA is licensed and/or authorized by ESCOM, the legal owner of the Licensed Technology, its successors and assigns, to grant this license to Licensee/VISCORP for all proprietary rights and proprietary marks owned by ESCOM in the Licensed Technology.

         D. AMIGA represents that it has the power to bind ESCOM to follow the terms of this License Agreement as if ESCOM were a Licensor signatory hereto.

         E. AMIGA represents that it has no knowledge of any third party rights with which the Licensed Technology may be in conflict. However, AMIGA assumes no warranty for the Licensed Technology to be free from any conflicting third party rights.

    8.2 AMIGA warrants that it has both the right and the power to grant, to the Licensee, or for the benefit of the Licensee, the rights, privileges, immunities and license granted herein.

    8.3 AMIGA warrants that it has not granted any exclusive licenses or other rights to a third party which might give the third party a cause of action against licensee based on licensee performing a Licensed Act.

    8.4  Nothing in this License Agreement shall be construed as:

         A.   A restriction on rights for things not licensed.

         B. An admission, warranty or representation as to validity or scope of right, or limitation on contesting the validity or scope of right.

         C.   An obligation to file patent applications.

9.  Indemnity

    9.1 AMIGA shall defend or settle, at its own expense (including attorneys' fees), any claim, suit, loss or damage of Licensee arising out of Licensee's use of the Proprietary Parts, as far as they have been supplied by Licensor or one of this affiliates pursuant to the license granted in this License Agreement, including claims, suits, losses and damages based on a claim that the making, use or sale of the Proprietary Parts infringes any patent, trademark, copyright, trade secret, or other proprietary right belonging to any third party.

    9.2 AMIGA shall indemnify and hold Licensee harmless against all damages, judgments, and attorneys' fees arising out of the foregoing, provided that Licensee gives AMIGA prompt written notice of such claim.

10. Distribution by AMIGA

    10.1 Licensee grants to AMIGA and to ESCOM AG or its Affiliates, at AMIGA's or ESCOM AG's option, a non-exclusive and non-transferable right for the term of this License Agreement to market Licensed Products, purchased from Licensee, within the territory specified in Exhibit A. Subject to the foregoing, Licensee agrees to supply AMIGA or ESCOM AG the Licensed Products on the most favorable terms then available to any other vendor or distributor in the countries specified in Exhibit A.

    10.2 Licensee shall defend or settle, at its own expense (including attorneys' fees), any claim, suit, loss or damage of Licensor arising out of Licensor's use of the Licensed Products pursuant to the grant in paragraph 10.1 if the claim, suit, loss or damage is based on a claim that the marking, use or Distribution of Licensed Products infringes any patent, trademark, copyright, trade secret, or other proprietary right belonging to any third party, unless the claim could be made against the making, use or Distribution of the Proprietary Parts alone.

11. Grant Back Rights

    11.1 Licensee agrees to license AMIGA and ESCOM AG or its Affiliates, at AMIGA's or ESCOM AG's option, enhancements made by Licensee to the Proprietary Parts at a reasonable royalty rate, to be negotiated in good faith, in fields of use which do not compete with Licensee's business.

    11.2 Nothing in the License Agreement, except as expressly set forth herein, is a grant to Licensor of any interest or license to the rights of Licensee.

12. Miscellaneous

    12.1 This License Agreement shall be construed in accordance with the laws of the Federal Republic of Germany with exclusive venue in the courts in Frankfurt am Main, Germany.

    12.2 No other Understanding. This License Agreement set forth the entire agreement and understanding between the parties as to the subject matter thereof and supersede all prior discussions or agreements between them.

    12.3 Disclaimers and Limitations of Rights and Duties. Nothing contained in this License Agreement shall be construed as imposing on either party any obligation to file any patent application or to secure any patent or maintain any patent in force, except that Licensor will, at Licensee's request and expense, file, secure, or maintain a patent or patent application if Licensee deems it to be of a competitive benefit to Licensee.

    12.4 Marking. Wherever it is the practice of Licensee to mark its products with patent notices, the Licensed Products shall be so treated. The parties acknowledge that the aforesaid marking shall not be deemed or construed as any admission by Licensee as to the infringement, validity or enforceability of any right proprietary to the Licensor.

    12.5 Captions. The captions used in this License Agreement are for convenience only and are not to be used in interpreting the obligations of the parties under this License Agreement.

    12.6 World Usage. Words denoting the singular will include the plural and vice versa; words denoting any gender will include all genders; words denoting persons will include corporations and vice versa, where applicable.

    12.7 Severability. If any term, clause, or provision of this License Agreement shall be judged to be invalid or unenforceable, the validity or enforceability of any other term, clause or provision, shall not be affected; and such invalid unenforceable term, clause, or provision shall be deemed deleted from this License Agreement and this License Agreement adjusted accordingly.

    12.8 Confidentiality. The terms and conditions including the Royalties set forth in Section 3 above, shall remain strictly confidential, and neither party shall disclose, advertise or inform third parties of the amount of said Royalties, terms or conditions, unless required by law. The existence of this License Agreement is not confidential.

    12.9 Signatures. The signing of this License Agreement may be in multiple parts and may be made by facsimile without affecting the validity of this License Agreement.

    12.10 Purchase Agreement. The parties agree to enter in a mutually agreeable Purchase contract referring to the supply of the required chipsets which should be done exclusively by AMIGA.

    12.11 Correspondence. All correspondence between Licensor and Licensee shall be made to the addresses as listed below.

Licensor:

AMIGA Technologies GmbH
ATTN:  Mr. Petro Tyschtschenko         ATTN:  Mr. Ralf Schmied
President                                   Company Lawyer
Berliner Ring 89                       Berliner Ring 89
D-64625 Bensheim, Germany              D-64625 Bensheim, Germany
Phone:  +49-(0)6251-802113             Phone:  +49-(0)6251-802151
Fax:    +49-(0)6251-802138             Fax:    +49-(0)6251-802119

Licensee:


Visual Information Service Corp.
ATTN:  Mr. William H. Buck
2728 Hampden Court
Chicago, Illinois 60614 U.S.A.
Phone:  +1-312 935 1010
Fax:    +1-312 472 6213

with simultaneous copy to:

Townsend and Townsend and Crew
ATTN:  Michael E. Woods
One Market Plaza, 20th Floor
San Francisco, CA 94105
Phone:  +1-415-543-9600
Fax:    +1-415-543-5043

    IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed by their duly authorized representatives.

AMIGA TECHNOLOGIES GMBH           LICENSEE--VISCORP


Date:_________________________    Date:_______________________________


By:___________________________    By:_________________________________

Name:    Petro Tyschtschenko      Name:    William H. Buck
Title:   President                Title:   President
                                  Address: 2728 Hampden Court and
                                           Chicago, Illinois 60614
By:___________________________    Fax:     +1-312-472-6213

Name:    Stefan Domeyer
Title:   President
Address: Berliner Ring 89
         D-64625 Bensheim
         Germany
Fax:     +49-(0)6251-802138

                                      EXHIBIT A

                              TERRITORY OF DISTRIBUTION


Finland
Norway
Sweden
Iceland
Denmark
Ireland
UK
Belgium
Netherlands
Luxembourg
Germany
France
Spain
Portugal
Austria
Switzerland
Italy
Czech Republic
Slovakia
Hungary
Turkey
Romania
Bulgaria
Malta
Cypress
Greece
Albania
Former Yugoslavia
Ukraine